UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2010

The Charles Schwab Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9700

Delaware	94-3025021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

211 Main Street, San Francisco, CA 94105
(Address of principal executive offices, including zip code)

(415) 667-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

As disclosed previously, The Charles Schwab Corporation (the Company) has been responding to consolidated class action litigation relating to the Schwab YieldPlus Fund, an ultra-short bond fund. Earlier this year, the Company and other defendants entered into preliminary settlement agreements with plaintiffs, and without admitting liability, agreed to a total of $235 million to resolve plaintiffs' federal and state law claims. On November 8, 2010, defendants notified plaintiffs that defendants were invoking the termination provisions of the settlement agreements in those actions after the court issued an opinion holding that the proposed settlement terms would not preclude certain class members resident outside of California from bringing certain additional claims against the defendants.

On November 24, 2010, the court preliminarily approved an amendment to the original settlement agreements, subject to a final fairness hearing on February 11, 2011. The amendment preserves the original settlements but releases defendants from any further claims those class members could assert and provides those class members an opportunity to opt-out of the settlements and pursue separate claims. The Company's total settlement liability will be reduced by the amounts that opting-out class members would have otherwise received under the settlements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Charles Schwab Corporation

Date: November 29, 2010	By:	/s/ Joseph R. Martinetto
Joseph R. Martinetto
Executive Vice President and Chief Financial Officer